UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

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IBEX Limited
(Name of Registrant as Specified In Its Charter)
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ibex.

ibex.

Letter to Our Shareholders

FY2024

www.ibex.co

Compelling Track Record of Transformation and Execution

Strong Financial Profile Growth of Key Segments, Strong EBITDA, Net Income, FCF, EPS	**12.8%** FY24 Adj. EBITDA	**$2.10** FY24 Adj. EPS
Transformation to a Leading Digital First Business Continued growth in our Digital First integrated omni-channel business	**3%** FY24 Growth	**78%** FY24 Revenue
Growth in our High Margin Geographies Strength in our offshore & nearshore offerings	Offshore/Nearshore **3%** FY24 Growth	**76%** FY24 Revenue
Ideal Client Diversification Highly Diversified with Top Clients and Strategic Verticals Proven Track Record of Land & Expand	% of Q4 Revenue **36%** Top 5 Clients	**78%** Top 25 Clients
Early Mover in Delivering AI Solutions Won first significant deal in Q4	**40+** Pipeline Opportunities	**20+** Deployments
Employee NPS Score Industry leader; up 9 points from prior year	**77 ENPS**	

ibex.

2024 Financial Highlights

NASDAQ: IBEX

FY2024	
$508.6m	Revenue
$33.7m	Net Income
$1.84	Fully Diluted EPS
$65.2m	Adjusted EBITDA
12.8%	Adjusted EBITDA Margin
$38.4m	Adjusted Net Income
$2.10	Adjusted EPS

About ibex.

ibex delivers innovative business process outsourcing (BPO), smart digital marketing, online acquisition technology, and end-to-end customer engagement solutions to help companies acquire, engage, and retain valuable customers. Today, ibex operates a global CX delivery center model consisting of approximately 30 operations facilities around the world, while deploying next-generation technology to drive superior customer experiences for many of the world's leading companies across Retail & E-commerce, HealthTech, FinTech, Telecommunications, and Travel, Transportation & Logistics.

ibex leverages its diverse global team of over 30,000 employees, together with industry-leading technology, including its Wave iX platform, to manage customer interactions on behalf of our clients, driving a truly differentiated customer experience. To learn more, visit our website at ibex.co and connect with us on LinkedIn.

New Client Cohort Data ($m) FY19-FY24

~ $16m of new logo revenue in FY24

18 new logos in key verticals

- *Retail & E-commerce*
- *HealthTech*
- *Technology*

Year 1
Year 2
Year 3
$80
$60
$40
$20
$-
New Logo in FY19
New Logo in FY20
New Logo in FY21
New Logo in FY22
New Logo in FY23
New Logo in FY24

Note: Year 3 For FY23 and year 2 for FY24 are based on estimates. FY24 based on estimates and historical increases in Year 3.

FY2024: Financial Highlights – Non-GAAP

Adjusted EBITDA
$65.2m FY24 vs. $66.6m FY23

Adjusted Net Income
$38.4m FY24 vs. $36.9m FY23

Adjusted EPS
$2.10 per share FY24 vs. $1.96 per share FY23

Primarily driven by:

- The site optimization efforts completed over the past year
- Growth of clients in higher margin offshore locations
- **Record second half Adj. EBITDA margin of 14.8%**

FY YoY Adjusted EBITDA and margin
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
13.0%
12.8%
12.7%
12.5%
12.7% Margin
12.8% Margin
FY23
FY24

Revenue: Model Client Diversification

Q4 FY24 Client Statistics (% of Revenue)

Top 5 Clients
36.4%
Top 10 Clients
52.4%
Top 25 Clients
77.6%
Largest Client
11.5%

55 clients > $1M in revenue per annum
27 clients > $5M in revenue per annum

Winning in Strategic Verticals

Continued Growth in HealthTech and Retail & E-commerce

Retail & E-commerce
24.0%
22.3%
Travel, Transportation & Logistics
14.8%
12.4%
Telecommunications
14.5%
15.1%
HealthTech
13.8%
13.5%
FinTech
13.7%
16.5%
Technology
8.7%
9.2%
Other
10.4%
11.0%
0.0%
5.0%
10.0%
15.0%
20.0%
25.0%
Q4 FY24
Q4 FY23

ibex.

Dear Fellow Shareholders,

Fiscal Year 2024, my ninth year as CEO, was another transformative year for ibex. I am proud to report that we achieved record results across many financial metrics including EPS, net income, EBITDA margin, and free cash flow. We accomplished this in the face of evolving challenges across the BPO market, with continued macro-economic pressure, and the excitement of generative AI. We continued to demonstrate a unique ability to successfully compete and win against our much larger competitors. Our competitive advantage continues to be our unparalleled agent-first culture and tremendous employee engagement, coupled with our award-winning Wave iX technology stack and our deep analytics capabilities.

These key attributes enabled us to win many new clients, consistently outperform our competitors and win market share which returned us to growth in Q4. Additionally, we accelerated our leadership position in AI launching three key solutions called AI Automate, AI Translate and AI Authenticate which position us well to compete over the long term.

ibex.

ibex.

Key FY24 Highlights:

- We won **18 new client relationships** in the fiscal year, primarily with leading retail/e-commerce, healthcare and gaming clients – up from 10 in the prior year.
- We achieved **record adjusted EPS of $2.10**, up from $1.96 last year.
- We continued the growth of our more profitable digital-first services that operates primarily in our offshore and nearshore locations, **delivering 77% of revenue** in the fourth quarter, up from 74% a year ago in these regions.
- We delivered record free cash flow of $27.0 million, vs. $22.9 million in the prior year.
- We ended the year with **$61.2 million in net cash**.
- We repurchased 1.3 million shares at a cost of $21.7 million, reducing our shares outstanding by 8%.
- We raised our world-class **Employee Net Promoter Score to 77.**

Looking back, several years ago we undertook a strategic journey of transforming ibex into a differentiated, digital-first company. We called this BPO 2.0, and in August of 2020 we completed our initial public offering built around this strategy. Since then, we have made tremendous progress as a company. In FY20, ibex was a $405 million revenue company with adjusted EBITDA margins below 10%. In the four years since, we have:

- **Organically Grown revenue more than $100 million,** or over 25%
- Expanded **adjusted EBITDA more than $25 million,** or 65%
- Improved adjusted EBITDA margins +310 basis points
- Retired virtually all debt on our balance sheet
- Continued to **build an envious net cash position**
- Built one of the finest rosters of clients in the industry
- Transformed our business to nearly 80% Integrated Omni-Channel Digital-First from 65%

I am so proud of what our team has done to build Ibex into an even stronger business.

Leading Blue-Chip and Digital First Clients

Our differentiated and unique value proposition has enabled us to become a trusted partner to many of the world's top brands who share the characteristics of, and are, leaders in their respective industry. Our clients are looking for better experiences across their customer experiences and journeys. Our value proposition enables us to "punch above our weight" and outperform our much larger competitors. We are confident in our ability to perform well in the future.

- #1 Technology & E-commerce
- #1 Global Company
- #1 Retail & E-commerce
- #1 Shipping & Logistics
- #1 Healthcare
- #1 Gaming Console
- #1 Non-Emergency Medical Transportation
- #1 Gigabit Fiber Optic Internet
- #1 Healthcare & Insurance
- #1 Satellite TV Provider
- #1 Beauty Store Chain
- #2 Ridesharing App
- #2 Warehouse Club
- #1 Web Services
- #1 Extended Warranty/ Insurance
- #1 Crypto Exchange
- #1 Cloud Based Restaurant Tech

Award Winning Business

Our success continued to garner notice. During the year, we won 16 prestigious awards and recognitions for our industry leadership, culture, employee experience, and technology. These awards are a testament to the tremendous brand and reputation we have built in our industry with our employees and client partners.

- 2024 Technological Breakthrough of the Year – Artificial Intelligence — The Stevie Awards
- 2024 Golden Bridge Business and Innovation Awards for Business Services — Globee Awards
- 2024 North America Top 100 Inspiring Workplace (Ranked #10) — Inspiring Workplaces
- 2024, 2023 & 2022 Contact Center Technology Award — Customer
- 2024 Top Customer Service Outsourcing Provider for Customer Excellence — Globee Awards
- 2024, 2023 & 2022 Product of the Year Award — Customer
- 2024 Business Award for Achievement in Technology Innovation — Titan Awards
- 2024 American Business Awards for Innovation — The Stevie Awards
- 2024 Excellence in Customer Service Awards "Technology of the Year" — Business Intelligence Group
- 2024 & 2023 CRM Excellence Award — Customer
- 2024 Artificial Intelligence Excellence Award for Wave iX — Business Intelligence Group
- 2024, 2023 & 2022 Customer Experience Innovation Award for Wave iX — Customer
- 2024 Gold Award Top BPO Services Exporter — PSEB
- 2023 Award for Women Helping Women - Julie Casteel — The Stevie Awards
- 2024 Best Employers for Diversity — Forbes
- 2024 & 2023 Philippines Best Employers — Philippine Daily Inquirer

Strategic Investments in the Business

To help ensure and enable our future success, we have continued to make important investments into the long-term strength and capabilities of the company inclusive of our AI initiatives and beyond. Last summer we announced the kick-off of a key project to upgrade our Enterprise Resource Planning and Human Capital Management solutions with Workday, positioning ibex for streamlined scaled growth, today, tomorrow, and for years to come. We are now nearing the completion of this implementation – a testament to the strength of our leadership. We believe this investment will strengthen our ability to run our business even more efficiently and at an even larger scale.

Further, from a capital allocations standpoint, our strong financial position and balance sheet enabled us to repurchase 1.3 million shares at a cost of $21.7 million this year while achieving a record year for cash flows and making the aforementioned investments. Additionally, we will continue to selectively deploy capital expenditures in support of market growth in our off and near-shore regions, while maintaining our historical track record of investing in recognition and engagement programs for our front-line agents.

Shaping Our Business for the Future

In summary, we are excited with our trajectory as we enter Fiscal Year 2025. We believe the business is well positioned for a return to growth, continued strong EPS and Free Cash Flow, and remain ahead of the competition from an AI perspective. As we look to the future, we are fully committed to executing our growth strategy and investing in our business to become an even stronger, more resilient, and more profitable company.

From the beginning of our journey, my team and I have focused on building ibex into an amazing brand. We have consistently performed well pre-pandemic, during the pandemic, and now post-pandemic in quickly evolving markets. We are excited to welcome Andreas Wilkens as CTO, and the leadership he will bring across technology vision, strategy, and execution as ibex redefines CX with next-generation AI-powered solutions. We are committed to building ibex into an even bigger and better business. We are passionate, united, and driven to create something that is truly unique and better in the CX and BPO space and look forward to sharing our progress.

Bob Dechant
Chief Executive Officer

www.ibex.co

IBEX Limited
1717 Pennsylvania Avenue NW, Suite 825
Washington, D.C. 20006

NOTICE OF 2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Our Shareholders:

On behalf of the Board of Directors (the “Board”) of IBEX Limited (the “Company”), we cordially invite you to attend the Company’s 2024 annual general meeting of shareholders (the “Annual Meeting”) on December 5, 2024, at 4:00 p.m. Eastern Time (5:00 p.m. Atlantic Time) online via live audio webcast at www.virtualshareholdermeeting.com/IBEX2024 for the following purposes.

Items of Business
Proposal 1 - To vote to set the number of directors of the Company at a maximum of eight directors (in accordance with customary practice for Bermuda companies and as required by the Bye-Laws of the Company);
Proposal 2 - To vote to elect the three nominees for director named in this proxy statement to hold office until the earlier of the next annual general meeting or their resignation, death, or removal; and
Proposal 3 - To vote to approve the appointment of Deloitte & Touche LLP as the Company’s auditor and independent registered public accounting firm and authorize the Audit Committee, acting on behalf of the Board, to fix the remuneration of Deloitte & Touche LLP for the fiscal year ended June 30, 2025 (in accordance with legal requirements applicable to Bermuda companies).

Additional Items: In addition, shareholders may be asked to consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

Financial Statements: We will also lay before the Annual Meeting our audited financial statements for the fiscal year ended June 30, 2024 pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), and our Bye-laws.

Record Date: The record date for qualification of shareholders to participate and vote in the Annual Meeting has been set for 5:00 p.m. Eastern Time on October 10, 2024.

Attending the Meeting: All shareholders are invited to participate in the Annual Meeting. The electronic system for remote participation will be available for access from 3:30 p.m. Eastern Time (4:30 p.m. Atlantic Time) on December 5, 2024 at www.virtualshareholdermeeting.com/IBEX2024. To attend the virtual meeting, shareholders of record will need to enter the 16-digit control number included on your proxy card. Beneficial owners should review these proxy materials and their voting instruction form for how to vote in advance of, and how to participate in, the Annual Meeting.

Voting: We encourage you to vote as promptly as possible by telephone, through the internet or by mailing your completed and signed proxy card. Please follow the directions on your proxy card. You may also vote during the meeting, once logged in, by using the “Vote Here!” button.

We are first mailing or making available this proxy statement for the Annual Meeting (the “Proxy Statement”), proxy card, and the Company’s 2024 Annual Report (collectively the "proxy materials") on or about October 28, 2024.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareholders to be held by means of remote communication under the Companies Act, or that otherwise makes it advisable to adjourn the Annual Meeting, the chair or secretary of the Annual Meeting will convene the meeting at 4:30 p.m. Eastern Time (5:30 p.m. Atlantic Time) on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at https://investors.ibex.co/.

By Order of the Board of Directors,
Christy O’Connor
Chief Legal Officer and Assistant Secretary
Washington, D.C.
October 28, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 5, 2024

The Proxy Statement and 2024 Annual Report are available at www.proxyvote.com.

Forward-Looking Statements and Website References
    This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current facts, made in this document are forward-looking. We use words such as "anticipates," "believes," "expects," "future," "intends," and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, such as changes in demand for our services and changes in macroeconomic conditions, are described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

CORPORATE GOVERNANCE

We refer to IBEX Limited as the “Company,” “us,” “we,” or “our” in this Proxy Statement.

Board of Directors

Our Bye-laws provide that our Board of Directors (the “Board”) shall consist of no less than one and no more than ten directors, with such number to be determined at each annual general meeting. The size of our Board is currently set at eight directors. Our Board currently consists of the following directors:

Mohammed Khaishgi Daniella Ballou-Aares Fiona Beck Robert Dechant	John Jones Shuja Keen Gerard Kleisterlee Patrick McGinnis

Our directors generally hold office for such terms as our shareholders may determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

On October 24, 2024, Mr. John Leone announced his resignation from the Board, with effect from October 24, 2024. Also on October 24, 2024, Mr. Kleisterlee announced his retirement from the Board to be effective as of December 5, 2024. Mr. Leone's and Mr. Kleisterlee's decisions to resign from the Board were not related to any disagreements with the Company on any matter relating to its operations, policies, or practices.

In accordance with our Bye-laws, the Board appointed Ms. Beck to fill Mr. Leone's vacancy as an elected director on October 24, 2024. The Resource Group International Limited ("TRGI") provided notice of (i) the appointment of Mr. Patrick McGinnis to the Board, effective as of October 24, 2024, to replace Ms. Beck as its appointed director and (ii) its appointment of Mr. Mingzhe (JJ) Zhuang to the Board to replace Mr. Kleisterlee upon his retirement, effective as of December 5, 2024, pursuant to our Bye-laws and as described below. Ms. Ballou-Aares, and Messrs. Dechant and Jones were previously appointed to our Board by TRGI. The TRGI appointed directors are not required to be re-elected at each annual general meeting of the Company, but shall continue in office until removed by TRGI, as the appointing shareholder.

Status as a Controlled Company

Nasdaq listing rules define a controlled company as a company of which more than 50% of the voting power for the election of the directors is held by an individual, group, or another company. Our Bye-laws provide that any shareholder holding 50% or more of the nominal value of our voting shares will have the right to appoint five directors to our Board. If there is no such 50% holder, then any shareholder holding 25% or more of the nominal value of our voting shares (first in time as compared to any other 25% shareholder) will have the right to appoint five directors to our Board. TRGI, our largest shareholder, beneficially owns approximately 32% of our outstanding common shares as of October 10, 2024. As the first-in-time shareholder of 25% or more of the nominal value of our voting shares, TRGI has the right to appoint five of the directors on our Board. Our Board is currently set at eight members. We therefore qualify as a “controlled company.”

As a result, we are able to take advantage of certain exemptions from the Nasdaq listing rules for as long as we continue to qualify as a “controlled company.” Specifically, a controlled company is not required to have the following, among others: (i) a board of directors comprised of a majority of independent directors; (ii) executive officer compensation determined by a majority of independent directors or a compensation committee comprised of only independent directors; or (iii) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. We currently rely on these exemptions. Accordingly, the Company’s shareholders do not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. If at any time we cease to be a controlled company and we are still listed on the Nasdaq exchange, we will take the appropriate actions to comply with applicable SEC rules and regulations and Nasdaq listing rules, including appointing a majority of independent directors to our Board and creating a compensation committee and a nominating and corporate governance committee composed entirely of independent directors, subject to permitted “phase-in” periods.

Director Independence

Our Board has undertaken a review of the independence of the directors in light of the Nasdaq listing standards and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment, and affiliations, including family relationships, our Board determined that Mses. Ballou-Aares and Beck and Messrs. Kleisterlee, Leone, McGinnis and Zhuang are “independent directors” under the listing standards of Nasdaq. This represents four of our eight current directors, and will represent four of our eight directors after the Annual Meeting. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our share capital by each non-employee director and the transactions involving them. In particular, the Board reviewed and considered Mr. Leone's service on the investment committee of PineBridge GEM II G.P., L.P. ("GEM II GP"), which is the 100% owner of the sole general partner of PineBridge Global Emerging Markets Partners II, L.P., one of our greater than 10% shareholders. Mr. Leone's serves as a director on the Board for TRGI. Mr. Leone is also the managing partner and founder of ForeVest Capital Partners, an investment firm ("ForeVest") that is a sub-advisor to certain private equity funds sponsored by PineBridge Investments LLC. The Board also considered Mr. McGinnis' service on the board of directors of TRGI.

In addition, the Board determined that each member of the Audit Committee satisfies the applicable independence requirements under the SEC rules and the Nasdaq listing standards for such members.

Board Leadership Structure

The Board does not have a policy on whether the role of Chairman and Chief Executive Officer (“CEO”) should be separate or combined. Mr. Mohammed Khaishgi has served as the Chairman of the Board since September 2017 and previously served as our CEO. Based on his experience and involvement with the Company since its inception, the Board has determined that Mr. Khaishgi should serve as Chairman, and Mr. Robert Dechant should serve as CEO, as this structure enables our Chairperson to maintain responsibility for coordinating board activities, including the scheduling of meetings and executive sessions of the non-employee directors and managing the relevant agenda items in each case (in consultation with the CEO as appropriate), and our CEO to focus on leading and managing the Company. If the Board determines that it is preferable to combine the position of Chairperson and CEO, the Board intends to designate an independent director to serve as lead independent director. Mr. Khaishgi currently serves as the chairman and CEO of TRGI.

Director Nominations

In accordance with its Charter, the Nominating and Governance Committee is responsible for developing and recommending to the Board criteria for selecting qualified director candidates, including desired board skills, experience, and attributes, which will inform the committee’s annual evaluation of the composition of the Board to assess the whether the mix of skills, experience, characteristics and other criteria are currently represented on the Board and those that may be needed in the future. The Board and the Nominating and Governance Committee also actively seek to achieve a diversity of occupational and personal backgrounds on the Board.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. The Nominating and Governance Committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by Board, and any shareholder recommendations for director are evaluated in the same manner as other candidates considered by the Nominating and Governance Committee. Shareholders that wish to nominate a director for election to our Board should follow the procedures described under the “Submission of Proposals for the 2025 Annual Meeting” heading.

Board Diversity

The following chart sets forth the board diversity information required by Nasdaq for all of our current directors:

Board Diversity Matrix (As of October 28, 2024)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4		2
Part II: Demographic Background
Asian		2
White	2	2
Did Not Disclose Demographic Background	2

To see our Board Diversity Matrix as of October 1, 2023, please see the proxy statement filed with the SEC on October 30, 2023.

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with Section 84 of the Companies Act and the Company's Bye-law 68, our audited financial statements for the fiscal year ended June 30, 2024 will be presented at the Annual Meeting. These financial statements have been approved by our Board. There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.

PROPOSAL ONE — SET NUMBER OF DIRECTORS

The current maximum number of directors was set at eight by the shareholders at the annual general meeting of shareholders held on December 6, 2023. Bye-law 37 requires the maximum number of directors to be set by the shareholders at each annual general meeting. Accordingly, the Board proposed to set the maximum number of directors as eight at the Annual Meeting until the next annual general meeting. As described elsewhere, five of the Board positions are appointed by TRGI and these directors are not required to be re-elected at each annual general meeting of the Company, but shall continue in office until removed by TRGI, as the appointing shareholder, or as otherwise set forth in our Bye-laws. The Board has nominated three directors for the remaining positions, as further described below in Proposal Two.

Our Board recommends a vote “FOR” the proposal to set the maximum number of directors as eight.

PROPOSAL TWO — ELECTION OF DIRECTORS

Based on the recommendation of the Nominating and Governance Committee, the Board nominated three directors for election at the Company’s Annual Meeting to hold office until the next annual general meeting of our shareholders or until their successors have been elected and qualified.

Each of the nominees has consented to serve as a director, if elected, and all of the nominees are currently directors. Messrs. Keen and Khaishgi were elected by shareholders at the annual general meeting of shareholders held on December 6, 2023. Ms. Beck was appointed as an elected director by the Board on October 24, 2024. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

Director Nominees

For each of the three director nominees standing for election, the following describes certain biographical information and the specific experience, qualifications, attributes, or skills that qualify them to serve as our directors and, as applicable, the Board committees on which they serve.

Fiona Beck	Age: 59	Other Public Company Boards: •Ocean Wilsons Holding Ltd. •Oakley Capital Investments Ltd. •Atlas Arteria International Ltd.	Director Since: July 2020
Committees	Audit (Chair)
Background
Ms. Beck has held senior executive and director positions in large infrastructure companies focused on the telecommunications and technology sectors, including as the President and CEO of Southern Cross Cable Limited, a submarine fiberoptic cable company, for 13 years (from 2001 to 2014). In addition to her public company directorships, she also served as a director of the Bermuda Business Development Agency for a six-year term from 2017 to 2023, focusing on the technology and financial technology sectors. Ms. Beck previously served as a director of Twilio IP Holding Ltd (a subsidiary of Twilio Inc., NYSE: TWLO), a cloud-based communications platform, until February 2021. Ms. Beck is a chartered accountant.

Ms. Beck was selected to serve on our Board due to her executive leadership experience, global operations experience, her expertise in finance and technology, and her strong perspectives on governance and compliance related standards.

Education	Ms. Beck holds a Bachelor of Management (Hons.) degree in finance and accounting from University of Waikato, New Zealand.

Shuja Keen	Age: 48	Other Public Company Boards: None	Director Since: March 2018
Committees	Compensation Nominating and Governance
Background
Mr. Keen is part of the founding team of TRGI, an investment holding company and our largest shareholder, and has served as a Managing Director since 2002. His primary responsibility is to help the firm drive value by improving the operational effectiveness of TRGI’s portfolio companies, and leading fundraising, growth, and liquidity initiatives. Mr. Keen is a Founding Partner of Mentors Fund, a seed-stage venture fund focused on Artificial Intelligence and emerging technologies. Mr. Keen has also served as a Director at Ibex Global Solutions, Inc., a business process outsourcing provider and Company subsidiary, since 2009, a Director at TRG Marketing Solutions Limited, a brand development company and Company subsidiary, since 2009, and a Director at Alert Communications, LLC, a legal only call center, since 2009. Mr. Keen also served as a Director of Greentree Holdings Limited, a special purpose vehicle and subsidiary of TRGI, from 2021 to 2022.

Mr. Keen was selected to serve on our Board due to his executive leadership experience, global operations experience, expertise in artificial intelligence, and his deep understanding of both the CX industry and capital markets.

Education	Mr. Keen graduated with an S.B. degree from the Sloan School of Management at the Massachusetts Institute of Technology with concentrations in finance, information technology, and operations research and a minor in economics.

Mohammed Khaishgi Chairman	Age: 57	Other Public Company Boards: TRG Pakistan Limited	Director Since: September 2017
Committees	Compensation (Chair) Nominating and Governance (Chair)
Background
Mr. Khaishgi is a founding partner, CEO, and director of TRGI, an investment holding company and our largest shareholder. Prior to being appointed CEO in 2021, Mr. Khaishgi served as TRGI’s Chief Operating Officer, having served in that position since TRGI’s inception in 2002. At TRGI, Mr. Khaishgi is responsible for overseeing TRGI’s day-to-day operations, including management and oversight of its portfolio of direct holdings. Mr. Khaishgi served as the Company’s CEO from September 2017 to June 2019. He also serves as a Director and COO of TRG Holdings, LLC, an investment holding company and wholly-owned indirect subsidiary of TRGI, since 2004, a Director of BPO Solutions, Inc., an outsourcing company and wholly-owned indirect subsidiary of TRGI, since 2010, and a Director of Bluecourt Management LLC, an investment company and a partnership among TRGI and TRGI management, since 2019. Prior to joining TRGI, Mr. Khaishgi was a Senior Director at Align Technology from 2000 to 2002, where he managed Align’s offshore delivery center and back-office services operations. From 1995 to 2000, Mr. Khaishgi was a Senior Investment Officer at the World Bank’s International Finance Corporation (the “IFC”) where he was responsible for the IFC’s portfolio of investments in the Asian telecommunications and technology sectors. Mr. Khaishgi also serves on the board of directors of Afiniti Ltd.

Mr. Khaishgi was selected to serve on our Board due to his executive leadership experience, global operations experience, and deep understanding of the industry, our business and our history.

Education	Mr. Khaishgi received his undergraduate degree in electrical engineering from the University of Engineering and Technology in Lahore, Pakistan, an additional B.A. degree in philosophy, politics and economics from the University of Oxford where he was a Rhodes Scholar, and a M.B.A. degree from Harvard Business School.

Our Board recommends a vote “FOR” the election of each nominee.

Directors Not Standing for Election

For each of the five current or anticipated directors not standing for election, the following describes certain biographical information and the specific experience, qualifications, attributes, or skills that qualify them to serve as our directors, based on their appointment to our Board by TRGI, and, as applicable, the Board committees on which they serve.

Daniella Ballou-Aares	Age: 49	Other Public Company Boards: None	Director Since: March 2018
Committees	Audit
Background
Ms. Ballou-Aares has served as CEO of the Leadership Now Project, a membership organization of business and thought leaders committed to renewing democracy, since 2019. She spent more than a decade (from 2003 to 2012 and 2017 to 2019), as a partner at Dalberg Advisors, a global strategic advisory firm that combines private sector strategy skills, rigorous analytical capabilities and networks in emerging and frontier markets to fuel inclusive growth. She joined Dalberg’s founding team in 2004 and served in a variety of capacities within the firm, including as the first Regional Director for the Americas. Ms. Ballou-Aares served in the Obama administration from 2012 to 2017 as the Senior Advisor for Development to the U.S. Secretary of State, leading efforts to boost private investment in newly emerging markets. Before Dalberg, she was a management consultant at Bain & Company in the U.S., U.K. and South Africa.

Education	Ms. Ballou-Aares holds an M.B.A. from Harvard Business School, an M.P.A. from Harvard’s Kennedy School of Government and a B.S. in operations research and industrial engineering from Cornell University.

Robert Dechant CEO	Age: 62	Other Public Company Boards: None	Director Since: January 2021
Committees	None
Background
Mr. Dechant has served as our CEO since July 2019. From September 2017 to July 2019, Mr. Dechant served as CEO of IBEX Interactive, which included all operations of Ibex, including Ibex Global Solutions, Ibex Digital and Ibex CX. From 2015 until 2017, Mr. Dechant served as CEO of Ibex Global Solutions. From 2012 until 2015, Mr. Dechant served as the Chief Sales, Marketing and Client Services Officer at Qualfon, Inc., a global provider of call center, back office, and business process outsourcing services. Prior to that, Mr. Dechant was the Chief Sales & Marketing Officer at Stream Global Services, a large multinational business process outsourcing provider which merged with Convergys in 2014.

Education	Mr. Dechant holds a B.S. degree from Fairfield University.

John Jones	Age: 69	Other Public Company Boards: None	Director Since: March 2018
Committees	Compensation
Background
Mr. Jones has served as a consultant to TRG Holdings, LLC, a wholly-owned indirect subsidiary of TRGI, since 2017. He previously served Expert Global Solutions, Inc. as Chief Client Officer from 2015 until 2016 and Chief Operating Officer from 2011 until 2016, when the company was sold to Alorica. Prior to joining Expert Global Solutions, Inc. in 2011, Mr. Jones served JPMorgan Chase for 25 years in various leadership roles, including more than 10 years as the Director of Offshoring and Outsourcing.

Education	Mr. Jones holds a B.S. degree in business management from the University of Phoenix.

Patrick McGinnis	Age: 48	Other Public Company Boards: None	Director Since: October 2024
Committees	None
Background
Mr. McGinnis has served as a director of TRGI since 2005, and previously served as a director for TRG Pakistan Limited from 2005 to 2022. Since 2010, he has also served as Managing Partner of Dirigo Advisors, LLC, an advisory firm for early-stage and growth stage businesses, including advisory services for the World Bank and the International Finance Corporation on private equity, venture capital and impact investing across emerging markets. Mr. McGinnis is the Co-Founder of The xQuotient, an executive leadership advisory company with a focus on asset managers and the companies in which they invest, founded in 2023. Since 2019, Mr. McGinnis has been a venture partner and served as member of the Investment Committee of the Salkantay Exponential Fund for Salkantay Ventures, Peru's first venture capital fund. Mr. McGinnis is the creator and host of the podcast FOMO Sapiens, since 2018, a podcast about decision-making focused on how entrepreneurial thinkers in business make critical decisions. Mr. McGinnis also serves on the Regional Council of the Leadership Now Project. Mr. McGinnis has more than 25 years of experience in emerging markets, private equity, and venture capital, with prior roles at Chase Capital Partners, JPMorgan Partners, AIG Capital Partners and PineBridge Investments.

Education	Mr. McGinnis holds a B.S. in Foreign Service, with a concentration in International Economics, and a Latin American Studies Certificate from Georgetown University, Walsh School of Foreign Service and an M.B.A. from the Harvard Business School.

Mingzhe (JJ) Zhuang	Age: 55	Other Public Company Boards: None	Director Beginning: December 5, 2024
Committees	None
Background
Mr. Zhuang served Instacart, a technology company in grocery delivery, from 2018 to 2024, as VP of Engineering, Fulfillment from 2018-2022, VP of Engineering, Infrastructure, during 2022, and most recently as their Chief Architect from 2022 to 2024. From 2015 to 2018, Mr. Zhuang served Microsoft as a Partner Architect and then Distinguished Engineer, joining Microsoft via their acquisition of Acompli, a technology company co-founded by Mr. Zhuang, that developed what is now the Outlook mobile application. Mr. Zhuang also served as the Chief Technology Officer for Acompli from 2013 to 2014.

Education	Mr. Zhuang holds a B.S. degree from Shanghai Jiao Tong University and has more than 20 years of tech industry experience, with a deep technical background in cloud computing and Artificial Intelligence.

Board Meetings

During the fiscal year ended June 30, 2024, the Board held 10 regular and special meetings.

Board Committee Meetings

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. During the fiscal year ended June 30, 2024:

●	the Audit Committee held 4 meetings;
●	the Compensation Committee held 3 meetings; and
●	the Nominating and Governance Committee held 1 meeting.

The Board and Board Committees also each reviewed and approved relevant resolutions during the fiscal year via unanimous written resolutions.

Director Attendance

Each of our directors, with the exception of Mr. Kleisterlee, attended or participated in at least 75% of the meetings of our Board and the respective committees of which he or she is a member held during the period such director was a director during the fiscal year ended June 30, 2024.

The Company does not have a policy regarding director attendance at the annual general meeting of shareholders, though such attendance is encouraged. Six directors attended the annual general meeting of shareholders held on December 6, 2023.

Board Committees

Audit Committee

Our Audit Committee consists of Mses. Ballou-Aares and Beck, and Mr. Kleisterlee. Ms. Beck is the chair of the Audit Committee. Mr. Leone served as the chair of the Audit Committee until his resignation from the Board on October 24, 2024. Each member satisfies the independence requirements of the Nasdaq listing standards, and our Board has determined that Mr. Leone and Ms. Beck each qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements. The Audit Committee is responsible for, among other things:

•making recommendations to our Board regarding the appointment by the shareholders at the general meeting of shareholders of our independent auditors;
•overseeing the work of the independent auditors, including resolving disagreements between management and the independent auditors relating to financial reporting;
•pre-approving all audit and non-audit services permitted to be performed by the independent auditors;
•reviewing the independence and quality control procedures of the independent auditors;
•discussing material off-balance sheet transactions, arrangements and obligations with management and the independent auditors;
•reviewing and approving proposed related-party transactions;
•discussing the annual audited consolidated and statutory financial statements with management;
•annually reviewing and reassessing the adequacy of our Audit Committee charter;
•meeting separately with the independent auditors to discuss critical accounting policies, recommendations on internal control, the auditor’s engagement letter and independence letter and other material written communications between the independent auditors and the management; and
•attending to such other matters as are specifically delegated to our Audit Committee by our Board from time to time.

Compensation Committee

Our Compensation Committee consists of Messrs. Jones, Keen and Khaishgi. Mr. Khaishgi is the chair of the Compensation Committee. The Compensation Committee assists the Board in reviewing and approving or recommending our compensation structure. The Company's CEO may not be present at any committee meeting while his compensation is deliberated. The Compensation Committee is responsible for, among other things:

•reviewing and approving the compensation, including equity compensation, change-of-control benefits and severance arrangements, of our CEO, chief financial officer and such other members of our management as it deems appropriate;
•overseeing the evaluation of our management;
•reviewing periodically and making recommendations to our Board with respect to any incentive compensation and equity plans, programs or similar arrangements; and
•attending to such other matters as are specifically delegated to our Compensation Committee by our Board from time to time.

The Compensation Committee may delegate any or all of its responsibilities to one or more subcommittees comprised of one or more of its members.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Messrs. Keen and Khaishgi. Mr. Khaishgi is the chair of the Nominating and Governance Committee. The Nominating and Governance Committee assists the Board in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees. The Nominating and Governance Committee is responsible for, among other things:

•recommending to the Board persons to be nominated for election or re-election to the Board at any meeting of the shareholders;
•determining the compensation of directors; and
•overseeing the Board’s annual review of its own performance and the performance of its committees.

Risk Oversight

Our Board is currently responsible for overseeing our risk management process. The Board focuses on our general risk management strategy and the most significant risks facing the Company. The Board is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. This structure had no effect on the Board's current leadership structure.

The Audit Committee is responsible for discussing guidelines and policies to govern the process by which risk assessment and management is undertaken and handled, and to discuss with management major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is also responsible for reviewing (on a monthly basis) any whistleblower complaints received, with follow-up and reporting to the full Board as appropriate. The Compensation Committee is responsible for monitoring and assessing risks associated with the Company's compensation policies and consulting with management regarding such risks. Our Board committees are responsible for considering and addressing relevant risks as they perform their respective committee responsibilities. All committees are to report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Prohibition of Hedging and Pledging

Our Insider Trading Policy prohibits employees (including officers) and directors from engaging in certain transactions related to our securities. In particular, we prohibit hedging and pledging transactions in our securities, including hedging or monetization transactions, such as zero-cost collars and forward sale contracts; holding our securities in a margin account; pledging our securities as collateral for a loan; and puts, calls, or other derivative securities involving our securities, on an exchange or in any other organized market.

Communications with Directors

Shareholders may contact the Board by mailing correspondence “c/o Christy O’Connor” to the Company’s offices at 202 6th Street, Unit 401, Castle Rock, CO 80104. Correspondence will be forwarded to the respective director, except that the Assistant Secretary reserves the right not to forward solicitations or any offensive or otherwise inappropriate materials.

Governance Documents

The Audit Committee, Compensation Committee, and Nominating and Governance Committee each operate pursuant to written charters adopted by the Board. These charters, along with the Code of Business Conduct and Ethics, are available at the Company’s website and in print to any shareholder who requests a copy. To access these documents from the Company’s website, go to investors.ibex.co and select “Corporate Governance” from the drop-down menu. Requests for a printed copy should be addressed to Christy O’Connor, IBEX Limited, 202 6th Street, Unit 401, Castle Rock, CO 80104.

Director Compensation

The Board has approved the non-employee director compensation program described below.

Cash Compensation. Each of the non-employee directors is eligible to receive a $75,000 annual cash retainer for their Board and committee service. The cash retainers are payable monthly. In addition, the Company will reimburse non-employee directors for reasonable travel expenses incurred by them in connection with attendance at Board and committee meetings, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Equity Compensation. Non-employee directors do not receive an annual equity grant as a component of their regular compensation package for director services. The Company has awarded discretionary grants in the past to new directors, however, the Company does not maintain a formal policy providing for initial equity grants to newly appointed Board members.

Indemnification Agreements. We have entered into indemnification agreements with our officers and directors. The indemnification agreements and our amended and restated bylaws require us to indemnify these individuals to the fullest extent permitted by Bermuda law.

2024 Non-Employee Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Mohammed Khaishgi (2)	75,000	–	–	75,000
Daniella Ballou-Aares	75,000	–	–	75,000
Fiona Beck	75,000	–	–	75,000
John Jones	75,000	–	–	75,000
John Leone (3)	75,000	–	–	75,000
Shuja Keen (2)	75,000	–	–	75,000
Gerald Kleisterlee	75,000	–	–	75,000

1.Robert Dechant is also a member of the Company's Board of Directors but does not receive any additional compensation for his Board service, and accordingly, he is not included in this table.
2.The director fees for Messrs. Khaishgi and Keen are paid by the Company to TRGI in accordance with the terms of their respective director agreements.
3.The director fees for Mr. Leone are paid by the Company to Pinebridge Global Emerging Markets Partners II, L.P. in accordance with the terms of his director agreement.

PROPOSAL THREE — APPOINTMENT OF THE COMPANY'S AUDITOR AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF AUDIT COMMITTEE TO FIX REMUNERATION OF AUDITOR AND INDEPENDENT PUBLIC ACCOUNTING FIRM

In accordance with Section 89 of the Companies Act, our shareholders have the authority to appoint our auditors and independent registered public accounting firm and to authorize the Audit Committee, acting on behalf of the Board, to fix the remuneration of such firm. At the Annual Meeting, shareholders will be asked to appoint Deloitte & Touche LLP (“Deloitte”) as our auditor and independent registered public accounting firm and authorize the Audit Committee to fix the remuneration of Deloitte for the fiscal year ended June 30, 2025.

Deloitte has served as the Company’s auditor and independent registered public accounting firm since October 28, 2021. Representatives of Deloitte are not expected to be physically present at the Annual Meeting. However, they will be available online during the Annual Meeting and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions from shareholders.

We are asking shareholders to ratify the Audit Committee’s selection of Deloitte as our auditor and independent registered public accounting firm and authorize the Audit Committee to fix the remuneration of Deloitte for the fiscal year ending June 30, 2025. In the event that shareholders do not re-appoint Deloitte at the Annual Meeting, Deloitte shall hold office until a successor is appointed in accordance with Bermuda law and the Bye-laws.

Audit Fees and Services

The following is a summary of fees paid or to be paid to Deloitte for services rendered over the prior two fiscal years.

	For the year ended June 30, 2024	For the year ended June 30, 2023
Audit Fees(1)	$1,272,167	$1,272,001
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$1,272,167	$1,272,001
(1) Audit fees are the aggregate fees bills or expected to be billed for each of fiscal years ended June 30, 2024 and June 30, 2023 for professional services rendered by the principal accountant for the audit of our annual financial statements and review of quarterly financial statements for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval policy, under which the Audit Committee annually reviews and pre-approves the services that are expected to be provided by the outside auditor. Any engagement to provide audit or non-audit services that has not been pre-approved through that process must be specifically pre-approved by the Audit Committee if it is to be provided by the outside auditor. All of the services provided by Deloitte to us since their appointment were pre-approved by the Audit Committee.

Our Board recommends a vote “FOR” the resolution to authorize the appointment of Deloitte as the Company’s auditor and independent registered public accounting firm and to authorize the Audit Committee to set the remuneration of Deloitte for the fiscal year ended June 30, 2025.

Audit Committee Report*

The Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and SEC. Additionally, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 for filing with the SEC.

Submitted by:

Audit Committee of the Board of Directors
John Leone (Chair)
Daniella Ballou-Aares
Gerard Kleisterlee

* The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies pursuant to the JOBS Act. We have provided compensation disclosure for our “named executive officers” (also referred to as our “NEOs”). For fiscal 2024, our named executive officers and the positions each held as of June 30, 2024 were:

1.Robert Dechant, our Chief Executive Officer;
2.David Afdahl, our Chief Operating Officer;
3.Julie Casteel, our Chief Marketing and Strategic Accounts Officer;
4.Bruce Dawson, our Chief Sales and Client Services Officer; and
5.Taylor Greenwald, our Chief Financial Officer

2024 Summary Compensation Table

The following table presents all of the compensation awarded to, earned by or paid to our NEOs for the fiscal year ended June 30, 2024 and 2023, as applicable.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($) (2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert Dechant	2024	600,000	195,177	–	231,202	13,800	1,040,179
Chief Executive Officer	2023	600,000	–	–	550,767	16,570	1,167,337

David Afdahl	2024	400,000	130,518	–	154,135	9,341	693,994
Chief Operating Officer	2023	400,000	–	–	367,178	11,818	778,996

Julie Casteel	2024	350,000	114,303	–	134,868	–	599,171
Chief Marketing and	2023	350,000	100	–	321,281	–	671,381
Strategic Accounts
Officer

Bruce Dawson	2024	350,000	114,203	–	134,686	11,457	610,346
Chief Sales and Client
Services Officer

Taylor Greenwald	2024	359,712	–	856,300	72,251	–	1,288,263
Chief Financial Officer

1.Amounts reflect the base salary in effect for and actually paid to the NEOs in the years shown.
2.Amounts represent the discretionary Fast Track Bonuses paid to the NEOs following the end of the first quarter of fiscal year 2024. For more information, please see "Elements of the Company's Executive Compensation Program - 2024 Bonuses" below. In addition, Ms. Casteel received a $100 bonus in recognition of each of her twelve-year and thirteen-year employment anniversaries.
3.Amounts reflect the aggregate grant date fair value of time-based and performance-based restricted stock units granted to Mr. Greenwald during fiscal year 2024, computed in accordance with FASB ASC Topic 718 and based on the closing price of our common stock on the date of grant. These amounts may not correspond to the actual value eventually realized by Mr. Greenwald because the value depends on the market value of our common stock at the time the award vests.
4.Amounts reflect annual cash bonuses earned by the NEOs for the years shown. Under the annual bonus plan, the NEOs were each eligible to receive bonuses determined as a percentage of their respective base salaries based on the achievement of pre-established financial and operational metrics.
4.    Amounts reflect, for Messrs. Dechant, Afdahl, and Dawson, Company contributions to their respective accounts under the Company’s 401(k) plan.

Elements of the Company’s Executive Compensation Program

For the fiscal year ended June 30, 2024, the compensation for each named executive officer generally consisted of a base salary, performance-based bonus, a Fast Track bonus (as further described below), and standard employee benefits. These elements (and the amounts of compensation and benefits under each element) were selected because the Company believes they are necessary to help attract and retain executive talent which is fundamental to its success. Below is a more detailed summary of the current executive compensation program as it relates to the Company's named executive officers.

Base Salary

The named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Each named executive officer’s initial base salary was provided in his or her employment agreement, and the base salaries of the Company's executives are reviewed and, if appropriate, adjusted on an annual basis.

The actual base salary paid to each named executive officer for fiscal 2024 is set forth above in the Summary Compensation Table in the column entitled “Salary.”

2024 Bonuses

The Company maintains a cash-based incentive compensation program in which certain of its employees, including its named executive officers, are eligible to receive bonuses based on business and performance goals. Such awards are designed to incentivize the named executive officers with a variable level of compensation that is based on performance measures established by the Compensation Committee that are tied to predefined business and personal goals and objectives.

In our fiscal year 2024, Messrs. Dechant, Afdahl, and Dawson and Ms. Casteel were eligible to earn annual cash bonuses each targeted at 100% of their respective base salaries. Mr. Greenwald was eligible to earn an annual cash bonus targeted at 50% of his base salary. Each named executive officer was eligible to earn his or her bonus based on the attainment of business goals and objectives set and approved by the Compensation Committee.

Additionally, following the conclusion of the first quarter of fiscal year 2024, the Compensation Committee approved one-time cash bonuses for the members of the Company's executive leadership team, including each of the named executive officers, that were intended to reward executives for the Company's strong operational results during such quarter and to incentivize continued performance (the "Fast Track Bonuses"). For the named executive officers, the amounts of the Fast Track Bonuses were (i) Mr. Dechant, $195,777, (ii) Mr. Afdahl, $130,518, (iii) Ms. Casteel, $114,203, and (iv) Mr. Dawson, $114,203. As Mr. Greenwald joined the company in August, 2024, he was not considered eligible for the Fast Track Bonuses.

Equity Compensation

The Company maintains the 2020 Long-Term Incentive Plan, referred to as the 2020 Plan, and the 2018 Restricted Share Plan, referred to as the 2018 Plan, in order to facilitate the grant of equity incentives to directors, employees (including the named executive officers), consultants and other service providers of the Company and its affiliates to obtain and retain the services of these individuals, which is essential to its long-term success.

Pursuant to the 2020 Plan, (1) Mr. Dechant was granted awards of: (i) 50,000 options, granted on June 30, 2020 with an exercise price of $12.75/share, all of which were fully vested as of June 30, 2023, (ii) 45,027 options, granted on August 7, 2020 with an exercise price of $19/share, all of which were fully vested as of August 31, 2022, and (iii)

20,000 options, granted on December 14, 2020, subject to performance conditions that have not yet been achieved; (2) Mr. Afdahl was granted awards of: (i) 17,500 options, granted on June 30, 2020 with an exercise price of $12.75/share, all of which were fully vested as of June 30, 2023, and (ii) 10,819 options, granted on August 7, 2020 with an exercise price of $19/share, all of which were fully vested as of August 31, 2022; (3) Ms. Casteel was granted awards of: (i) 10,000 options, granted on June 30, 2020 with an exercise price of $12.75/share, all of which were fully vested as of June 30, 2023, and (ii) 6,574 options, granted on August 7, 2020 with an exercise price of $19/share, all of which were fully vested as of August 31, 2022; (4) Mr. Dawson was granted awards of: (i) 10,000 options, granted June 30, 2020 with an exercise price of $12.75/share, all of which were fully vested as of June 30, 2023, and (ii) 8,114 options, granted on August 7, 2020 with an exercise price of $19/share, all of which were fully vested as of August 31, 2022; and (5) Mr. Greenwald was granted awards of: 30,000 restricted stock units, granted December 4, 2023, with 25% vesting annually starting on Septemer 18, 2024.

Mssrs. Dechant, Afdahl and Dawson and Ms. Casteel have also previously received restricted stock awards under the 2018 Plan, all of which have since fully vested.

On April 20, 2022, the Company made grants of performance-based restricted stock units (“PSUs”) under the 2020 Plan to certain employees, including the NEOs. Fifty percent (50%) of these PSUs will become eligible to vest upon the first such time that the Company achieves revenue in respect of any fiscal year of $600 million or greater (the “Revenue PSUs”). One-third of the Revenue PSUs vest immediately upon the revenue goal being met, and the remaining two-thirds vest in equal annual installments over the next two years, subject to continued employment or service with the Company. The other fifty percent (50%) of these PSUs will become eligible to vest upon the first such time that the Company achieves adjusted EBITDA in respect of any fiscal year of $74 million or greater (the “EBITDA PSUs”). One-third of the EBITDA PSUs vest immediately upon the adjusted EBITDA goal being met, and the remaining two-thirds vest in equal annual installments over the next two years, subject to continued employment or service with the Company. As permitted under the 2020 Plan, the adjusted EBITDA goal was reduced (from $100 million to $74 million) to account for the Company's conversion as of July 1, 2023 from International Financial Reporting Standards to U.S. GAAP. On May 31, 2024, Mr. Greenwald received a grant of PSUs subject to substantially similar performance vesting conditions, except that Mr. Greenwald’s EBITDA PSUs vest: (i) 1/3 upon achievement of a $74 million adjusted EBITDA goal, (ii) 1/3 upon achievement of an $83 million adjusted EBITDA goal, and (iii) following the achievement of second performance trigger, 1/3 subject to continued employment or service with the Company for one additional year.

Other Elements of Compensation

Retirement Plans

The Company maintains a 401(k) retirement savings plan for its employees in the United States, including the named executive officers, who satisfy certain eligibility requirements. The named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees, including matching contributions equal to 100% of the first 3% of applicable employee contributions and 50% of the next 2% of such contributions. The Company does not maintain any defined benefit pension plans or nonqualified deferred compensation plans.

Employee Benefits and Perquisites

All of our full-time employees in the United States, including the named executive officers, are eligible to participate in health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending and health savings accounts, short-term and long-term disability insurance and life insurance.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our employees, including the named executive officers.

Outstanding Equity Awards at 2024 Fiscal-Year End Table

The following table sets forth information regarding equity awards held by our named executive officers as of June 30, 2024.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
Robert Dechant	06/30/2020(1)	50,000	-	12.75	06/30/2030	-	-	-	-
	08/07/2020(2)	45,027	-	19	08/07/2030	-	-	-	-
	12/14/2020(3)	-	20,000	19.85	12/14/2030	-	-	-	-
	04/20/2022(4)	-	-			-	-	124,582	2,015,737(5)
David Afdahl	06/30/2020(1)	17,500	-	12.75	06/30/2030	-	-	-	-
	08/07/2020(2)	10,819	-	19	08/07/2030	-	-	-	-
	04/20/2022(4)	-	-			-	-	109,708	1,775,075(5)
Julie Casteel	06/30/2020(1)	10,000	-	12.75	06/30/2030	-	-	-	-
	08/07/2020(2)	6,574	-	19	08/07/2030	-	-	-	-
	04/20/2022(4)	-	-			-	-	97,126	1,571,499(5)
Bruce Dawson	06/30/2020(1)	10,000	-	12.75	06/30/2030	-	-	-	-
	08/07/2020(2)	8,114	-	19	08/07/2030	-	-	-	-
	04/20/2022(4)	-	-			-	-	82,519	1,335,157(5)
Taylor Greenwald	12/04/2023	-	-	-	-	-	-	22,500	364,050(6)
	05/31/2024		-	-	-	-	-	20,000	323,600(7)
1.These options became vested as to 25% of the options on the grant date with the remaining 75% vesting in equal monthly installments over the following three-year period, subject to the named executive officer’s continued employment through each applicable vesting date. As of June 30, 2024, these options are fully vested.
2.These options became vested as to 50% of the options on the grant date with the remaining 50% vesting in equal monthly installments over the following two-year period, subject to the named executive officer’s continued employment through each applicable vesting date. As of June 30, 2024, these options are fully vested.
3.These options will vest in full immediately following the first such time, prior to the option expiration date, as the Company common shares, publicly traded on Nasdaq, maintain an average closing price of $30.00 over a thirty-day period..
4.    This performance-based restricted stock unit award was granted on April 20, 2022 and vests as described in the narrative under the "Equity Compensation" section above.
5.    Market value reflects the $16.18 closing price of the Company's stock on June 28, 2024 (the last trading day of the fiscal year ended June 30, 2024).
6.    This restricted stock unit award was granted on December 4, 2023. 7,500 shares vested on September 18, 2023, with 7,500 shares vesting annually thereafter, subject to Mr. Greenwald's continued employment through each applicable vesting date.
7.    this performance -based restrictive stock unit award was granted on May 31, 2024 and vests as described in the narrative under the "Equity Compensation" section above.

Executive Compensation Arrangements

Employment Agreements

The Company has entered into employment agreements with each NEO (the “Employment Agreements”), the key terms of which are described below.

Dechant Employment Agreement

On April 2, 2015, we entered into an employment agreement with Mr. Dechant (the “Dechant Employment Agreement”), providing for his employment as Chief Executive Officer of the Company. The Dechant Employment Agreement provides that Mr. Dechant is entitled to an annual base salary, which for fiscal year 2024 was $600,000, and eligibility for an annual performance bonus based on the Company’s achievement of targets and milestones as determined by the Board.

Pursuant to the Dechant Employment Agreement, upon the termination of Mr. Dechant’s employment by the Company without “Cause” or by Mr. Dechant for “Good Reason”, Mr. Dechant will be entitled, in addition to any accrued amounts and subject to his execution and non-revocation of a general release of claims in favor of the Company, to (i) twelve months’ salary continuation, and (ii) for the same period of time, continued participation by Mr. Dechant and his dependents in the Company’s health and welfare benefit plans at active employee rates.

“Cause” is defined in the Dechant Employment Agreement generally as Mr. Dechant’s (i) material breach of the Dechant Employment Agreement or material violation of the Company’s policies or any law or regulation pertinent to our business or reputation, (ii) failure to promptly follow any lawful directive of the Board (to the extent such failure is not cured within three days following Mr. Dechant’s receipt of written notice thereof), (iii) engagement in any intentional misconduct or negligence in the performance of his duties, (iv) falsification of any reports or communications issued to any member of the Board or an employee, officer, agent, or director of the Company, or any act of willful dishonesty, fraud, blackmail, or extortion as determined by the Board in its reasonable discretion, (v) commission of any act in competition with or materially detrimental to the best interests of the Company, or (vi) conviction or, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude. “Good Reason” is defined in the Dechant Employment Agreement generally as (i) any material diminution in Mr. Dechant’s base salary, other than as a result of a similar percentage reduction in the base salary of other members of the Company’s senior management team, or (ii) the Company removing Mr. Dechant from the office of Chief Executive Officer; provided, that Mr. Dechant’s resignation will not be deemed to constitute “Good Reason” unless (x) Mr. Dechant provides the Company written notice of the purported Good Reason within 30 days after the initial evidence of such event or circumstance, (y) such event or circumstance is not corrected within 30 days following our receipt of such notice, and (z) Mr. Dechant’s resignation becomes effective not more than 180 days following the date of such notice.

In addition, pursuant to the Dechant Employment Agreement, Mr. Dechant is subject to (i) a non-competition restriction for a period of 15 months following his termination of employment with the Company for any reason, (ii) a non-solicitation restriction (covering our customers and employees and consultants) for a period of 24 months following his termination of employment with the Company for any reason, (iii) a perpetual non-disparagement restriction, and (iv) a perpetual restriction on his disclosure of the Company’s confidential information.

Afdahl Employment Agreement

On July 1, 2020, we entered into an amended employment agreement with Mr. Afdahl (the “Afdahl Employment Agreement”), providing for his employment as Chief Operations Officer of the Company. The Afdahl Employment Agreement provides that Mr. Afdahl is entitled to an annual base salary, which for fiscal year 2024 was $400,000, and eligibility for an annual performance bonus based on the Company’s achievement of targets and milestones as determined by the Company's board of directors.

Pursuant to the Afdahl Employment Agreement, upon the termination of Mr. Afdahl’s employment by the Company without “Cause” or by Mr. Afdahl for “Good Reason”, Mr. Afdahl will be entitled, in addition to any accrued amounts and subject to his execution and non-revocation of a general release of claims in favor of the Company, to (i) twelve months’ salary continuation (unless, during such period, Mr. Afdahl commences employment with a new employer or provides consulting services for more than six months with monthly compensation in excess of $20,000, in which case, his severance payments will be reduced to an amount equal to 70% of such new compensation), and (ii) for the same period of time, continued participation by Mr. Afdahl and his dependents in the Company’s health and welfare benefit plans at active employee rates.

For purposes of the Afdahl Employment Agreement, “Cause” and “Good Reason” are each defined in a manner that is substantially similar to the respective definitions of such terms in the Dechant Employment Agreement.

In addition, pursuant to the Afdahl Employment Agreement, Mr. Afdahl is subject to (i) a non-competition restriction for a period of 12 months following his termination of employment with the Company for any reason, (ii) a non-solicitation restriction (covering our customers and employees and consultants) for a period of 12 months following his termination of employment with the Company for any reason, (iii) a perpetual non-disparagement restriction, and (iv) a perpetual restriction on his disclosure of the Company’s confidential information.

Casteel Employment Agreement

On July 1, 2020, we entered into an amended employment agreement with Ms. Casteel (the “Casteel Employment Agreement”), providing for her employment as Chief Marketing and Strategic Accounts Officer of the Company. The Casteel Employment Agreement provides that Ms. Casteel is entitled to an annual base salary, which for fiscal year 2024 was $350,000.

Pursuant to the Casteel Employment Agreement, upon the termination of Ms. Casteel’s employment by the Company without “Cause” or by Ms. Casteel for “Good Reason”, Ms. Casteel will be entitled, in addition to any accrued amounts and subject to her execution and non-revocation of a general release of claims in favor of the Company, to (i) twelve months’ salary continuation (unless, during such period, Ms. Casteel commences employment with a new employer or provides consulting services for more than six months with monthly compensation in excess of $20,000, in which case, her severance payments will be reduced to an amount equal to 70% of such new compensation), and (ii) for the same period of time, continued participation by Ms. Casteel and her dependents in the Company’s health and welfare benefit plans at active employee rates.

For purposes of the Casteel Employment Agreement, “Cause” and “Good Reason” are each defined in a manner that is substantially similar to the respective definitions of such terms in the Dechant and Afdahl Employment Agreements.

In addition, pursuant to the Casteel Employment Agreement, Ms. Casteel is subject to (i) a non-competition restriction for a period of 12 months following her termination of employment with the Company for any reason, (ii) a non-solicitation restriction (covering our customers and employees and consultants) for a period of 12 months following her termination of employment with the Company for any reason, (iii) a perpetual non-disparagement restriction, and (iv) a perpetual restriction on her disclosure of the Company’s confidential information.

Dawson Employment Agreement

On July 1, 2020, we entered into an amended employment agreement with Mr. Dawson (the “Dawson Employment Agreement”), providing for his employment as Chief Sales and Client Services Officer of the Company. The Dawson Employment Agreement provides that Mr. Dawson is entitled to an annual base salary, which for fiscal year 2024 was $350,000.

Pursuant to the Dawson Employment Agreement, upon the termination of Mr. Dawson’s employment by the Company without “Cause” or by Mr. Dawson for “Good Reason”, Mr. Dawson will be entitled, in addition to any accrued amounts and subject to his execution and non-revocation of a general release of claims in favor of the Company, to (i) twelve months’ salary continuation (unless, during such period, Mr. Dawson commences employment with a new employer or provides consulting services for more than six months with monthly compensation in excess of $20,000, in which case, his severance payments will be reduced to an amount equal to 70% of such new compensation), and (ii) for the same period of time, continued participation by Mr. Dawson and his dependents in the Company’s health and welfare benefit plans at active employee rates.

For purposes of the Dawson Employment Agreement, “Cause” and “Good Reason” are each defined in a manner that is substantially similar to the respective definitions of such terms in the Dechant, Afdahl, and Casteel Employment Agreements.

In addition, pursuant to the Dawson Employment Agreement, Mr. Dawson is subject to (i) a non-competition restriction for a period of 12 months following his termination of employment with the Company for any reason, (ii) a non-solicitation restriction (covering our customers and employees and consultants) for a period of 12 months following his termination of employment with the Company for any reason, (iii) a perpetual non-disparagement restriction, and (iv) a perpetual restriction on his disclosure of the Company’s confidential information.

Greenwald Employment Agreement

On August 14, 2023, we entered into an amended employment agreement with Mr. Greenwald (the “Greenwald Employment Agreement”), providing for his employment as Chief Financial Officer of the Company. The Greenwald Employment Agreement provides that Mr. Greenwald is entitled to an annual base salary, which for fiscal year 2024 was $450,000.

Pursuant to the Greenwald Employment Agreement, upon the termination of Mr. Greenwald’s employment by the Company without “Cause” or by Mr. Greenwald for “Good Reason”, Mr. Greenwald will be entitled, in addition to any accrued amounts and subject to his execution and non-revocation of a general release of claims in favor of the Company, to (i) twelve months’ salary continuation (unless, during such period, Mr. Greenwald commences employment with a new employer or provides consulting services for more than six months with monthly compensation in excess of $20,000, in which case, his severance payments will be reduced to an amount equal to 70% of such new compensation), and (ii) for the same period of time, continued participation by Mr. Greenwald and his dependents in the Company’s health and welfare benefit plans at active employee rates.

For purposes of the Greenwald Employment Agreement, “Cause” and “Good Reason” are each defined in a manner that is substantially similar to the respective definitions of such terms in the Dechant, Afdahl, Casteel, and Dawson Employment Agreements.

In addition, pursuant to the Greenwald Employment Agreement, Mr. Greenwald is subject to (i) a non-competition restriction for a period of 12 months following his termination of employment with the Company for any reason, (ii) a non-solicitation restriction (covering our customers and employees and consultants) for a period of 12 months following his termination of employment with the Company for any reason, (iii) a perpetual non-disparagement restriction, and (iv) a perpetual restriction on his disclosure of the Company’s confidential information.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans as of June 30, 2024:

Plan	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		(b) Weighted Average Exercise Price of Outstanding Options and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders (1)	1,527,764	(2)	$17.58	292,550
Equity compensation plans not approved by shareholders	—		$—	—
Total	1,527,764		$17.58	292,550

(1) Refers to the 2020 Plan.
(2) This number reflects the stock options, time- and performance-vesting restricted stock units, restricted share awards granted under the 2020 Plan.

Compensation Consultant for Fiscal Year 2024

On September 18, 2023, the Company's Compensation Committee entered into a services agreement with Exequity LLP to provide ongoing executive compensation advisory services. Exequity provides the Compensation Committee with ongoing general advisory services, which may include, but are not limited to, assistance with the Compensation Committee's review of executive pay proposals and program designs, provide assistance to management with preparation of executive pay proposals, various data analyses including competitive assessments of executive compensation, and support with respect to relevant legal and regulatory considerations impacting executive compensation and benefit programs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policies and Procedures

We have written policies and procedures whereby our Audit Committee is responsible for reviewing and approving transactions between us or any of our subsidiaries and any related person (defined in the policy as to include any person who is or was (since the beginning of our last fiscal year) an executive officer, director or director nominee, a greater than 5% beneficial owner of the Company's common shares, an immediate family member of either of the foregoing or a firm, corporation or other entity at which a person described in the foregoing serves as an officer or director or which he/she is a partner or principal or similar position or has a 5% of greater beneficial ownership interest), in which the amount involved exceeds $120,000 and in which one more of such related persons has a direct or indirect material interest. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, the material terms of the transaction, the nature of the related party's interest in the transaction, the significance of the transaction to the related party and to the Company, the nature of the related party's relationship with the Company and whether the transaction would likely impair the judgment of a director of officer to act in the best interest of the Company.

In addition, our Code of Business Conduct and Ethics requires that all of our employees and directors inform us of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

Related-Party Transactions

Since July 1, 2022, the Company has entered into or engaged in the following related party transactions.

Digital Globe Services, LLC Lease

Digital Globe Services, LLC entered into a lease on April 14, 2015 (as amended) with The Move, LLC for use of a commercial office space in Castle Rock, Colorado. Under the lease, which expires July 31, 2026, Digital Globe Services, LLC paid an annual rent of $296,784 for fiscal year 2024 and 287,659 for fiscal year 2023. Rent rates increase annually under the lease at the rate of 3%. Daeboo, LLC holds 22.88% of The Move, LLC, and Jeffrey Cox, who was the President of IBEX Digital until June 30, 2024, is a member of Daeboo, LLC.

Stockholder’s Agreement

We are party to a Stockholder’s Agreement with TRGI dated as of September 15, 2017. The agreement requires that we obtain TRGI’s prior written consent before we or our subsidiaries take or commit to take certain material actions, including, among others:

•acquisition of the stock or assets of an unaffiliated entity in a single transaction or a series of related transactions with an enterprise value greater than $2.0 million;
•consolidation, merger, amalgamation or other business combination with any entity other than us or a wholly-owned subsidiary of ours, or a “Change in Control” (as defined in our debt instruments);
•disposition or transfer, in a single transaction or a series of related transactions, to another party of our or any of our subsidiaries’ assets with a value greater than $2.0 million in the aggregate or for consideration greater than $2.0 million, other than in the ordinary course of business;
•entry into any corporate strategic relationship involving the payment, contribution or assignment by us or any of our subsidiaries of money or assets greater than $1.0 million;
•creation of any new class of equity securities, issuance of additional shares of any class of equity securities, or any offering of securities (except for awards under shareholder-approved equity plans and issuances to our parent company or any of its subsidiaries);
•incurrence, assumption or guarantee of indebtedness by us to any third party;

•incurrence, assumption or guarantee of incremental indebtedness (as measured from indebtedness existing on September 15, 2017) by us, in a single transaction or a series of related transactions, in an amount greater than $5.0 million;
•repurchase of our equity securities or adoption of any share repurchase plan;
•capital expenditures in an aggregate amount greater than $10.0 million in any fiscal year;
•listing of any securities on any securities exchange;
•appointment and / or removal of independent auditors or any material change in our accounting policies and principles or internal control procedures;
•bankruptcy, liquidation, dissolution, winding up or similar event or action;
•any change of our principal lines of business, entry into new lines of business, or exit from the current lines of business;
•amendment, modification or repeal of any provision of our or our subsidiaries’ organizational documents; and
•commencement or settlement of any material litigation.

The Stockholder’s Agreement further provides that, to the fullest extent permitted by law and subject to section 97 of the Companies Act and our Bye-laws:

•TRGI and its partners, principals, directors, officers, members, managers, agents, employees and / or other representatives may directly or indirectly engage in the same or similar business activities or lines of business as us or any of our subsidiaries, including those lines of business deemed to be competing with us or any of our subsidiaries;
•TRGI, its affiliates and their respective partners, principals, directors, officers, members, managers, agents, employees and / or other representatives may do business with any of our potential or actual customers or suppliers;
•TRGI, its affiliates and their respective partners, principals, directors, officers, members, managers, agents, employees and / or other representatives may employ or otherwise engage any of our officers or employees; and
•none of TRGI, its affiliates or their respective partners, principals, directors, officers, members, managers, agents, employees and / or other representatives shall have any duty to communicate or offer any business opportunity that may be presented to TRGI or those other persons to us or shall be liable to us or any of our shareholders for breach of any fiduciary or other duty by reason of the fact that TRGI or such persons pursues that business opportunity, directs that business opportunity to another person or fails to present that business opportunity, or information regarding that business opportunity to us unless, in the case of any such person who is a director or officer of ours, that business opportunity is expressly offered to that director or officer in writing solely in his or her capacity as our director or officer.

In addition, the Stockholder’s Agreement allows TRGI to disclose non-public information concerning us to existing and potential investors in TRGI or its affiliates, potential transferees of TRGI’s equity interest in our then-parent company, potential participants in future transactions involving TRGI or its affiliates and other parties that TRGI deems reasonably necessary in connection with the conduct of its TRGI’s investment and business activities, subject to any such recipient agreeing to keep that information confidential. The Stockholder’s Agreement remains in effect until TRGI ceases to own 10% or more of all shares issued by us (determined on an as-converted basis).

Registration Rights Agreements

On September 15, 2017, we entered into a registration rights agreement whereby we granted certain registration rights to TRGI, including the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act, our common shares held by them. In addition, we have committed to file as promptly as possible after receiving a request from TRGI a shelf registration statement registering secondary sales of our common shares held by TRGI. TRGI also has the ability to exercise certain piggyback registration rights in respect of common shares held by it in connection with registered offerings requested by other holders of registration rights or initiated by us.

On December 19, 2021, TRGI entered into a Repurchase Letter Agreement and an Assignment of Rights under the Registration Agreement with PineBridge Global Emerging Markets Partners II, L.P., and certain other parties, whereby TRGI transferred Company shares and assigned certain of their registration rights associated with such shares as detailed in the Schedule 13D and its exhibits filed with the SEC on December 20, 2021.

Licensing and Sublicensing Agreements

Software Services Agreement with Afiniti

Pursuant to a Standard Terms and Conditions Agreement and Commercial Schedule, each dated November 14, 2017, between our subsidiary Ibex Global Solutions, Inc. f/k/a TRG Customer Solutions, Inc. dba IBEX Global Solutions and SATMAP Incorporated dba Afiniti, Inc., Afiniti Inc. may provide certain intelligent call routing services to IBEX Global Solutions in exchange for a fee equal to $1,800 per supported call center seat per year for up to 2,000 call center seats. Under these agreements, IBEX Global Solutions, Inc. had a prepayment credit with Afiniti Inc. equal to $1.1 million as of June 30, 2024 and $1.1 million as of June 30, 2023.

Sublease of Office Space

Pursuant to an agreement dated December 15, 2021, Ibex Global Solutions, Inc. and TRG Holdings LLC, a wholly-owned indirect subsidiary of TRGI, have agreed to sublease and share office space in Washington, D.C. leased by Ibex Global Solutions, Inc. The term of the sublease ends on October 31, 2024.  The lease amount payable by TRG Holdings LLC under this sublease is $12,203 per month, commencing on November 1, 2022, plus fifty percent (50%) of all operating expenses, real estate taxes and any additional charges as such are defined in the master lease.

Participation in Health and Welfare Plans

Our subsidiary Ibex Global Solutions, Inc. f/k/a TRG Customer Solutions, Inc. and TRG Holdings LLC are parties to a Third Party Services Agreement dated April 1, 2013 whereby employees of TRG Holdings LLC and its affiliates are permitted to participate in the health, dental, and life insurance plans offered by Ibex Global Solutions, Inc. to its employees. TRG Holdings LLC is obligated to indemnify Ibex Global Solutions, Inc. for any claims arising out of the participation in such plans by employees of TRG Holdings LLC and its affiliates.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common shares as of October 25, 2024 by:

●	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common shares;

●	each of the Company’s named executive officers and directors; and

●	all executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days. The percentage of beneficial ownership is based on 16,765,381 shares of Company common shares issued and outstanding as of October 25, 2024.

Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common shares beneficially owned by them.

Name	Number	Percent
Major Shareholders:
TRGI (1)	5,350,783	31.92%
PineBridge Global Emerging Markets Partners II, L.P. (2)	1,719,739	10.26%
Stowers Institute for Medical Research (3)	1,380,395	8.23%

Executive officers and directors:
Robert Dechant (4)	301,513	1.80%
David Afdahl (5)	78,866	*
Julie Casteel (6)	42,922	*
Bruce Dawson(7)	32,379	*
Taylor Greenwald	7,500	*
Daniella Ballou-Aares (9)	15,060	*
Fiona Beck (10)	11,500	*
John Jones (11)	23,753	*
Shuja Keen (12)	135,699	*
Mohammed Khaishgi (13)	403,955	2.41%
Gerard Kleisterlee (14)	26,137	*
Patrick McGinnis	—	*
All executive officers and directors as a group (fifteen persons)(15)	1,126,779	6.72%

*	Less than one percent.

(1) Based on information contained in a Form 4 filed with the SEC on October 1, 2024. The Resource Group Pakistan Limited, a publicly traded Pakistan corporation listed on the Pakistan Stock Exchange (“TRGP”) is the largest shareholder of TRGI and, as a result of its relationship with TRGI, may be deemed to beneficially own the shares beneficially owned by TRGI. TRGP disclaims beneficial ownership of the shares beneficially owned by TRGI. As of June 30, 2024, TRGP beneficially owned 45% of TRGI’s outstanding voting securities (with an ability to vote up to 69% of TRGI’s outstanding voting securities with the consent of the CEO of TRGI, Mr. Khaishgi). TRGI has sole voting and sole dispositive control over its shares in the Company, however, TRGP holds the economic interest in those shares. The address for TRGI is Crawford House, 50 Cedar Avenue, Hamilton HM11, Bermuda. The address for TRGP is 24th Floor, Sky Tower West Wing, Dolmen, HC-3, Block 4, Marine Drive, Clifton, Karachi - 75600, Pakistan.

(2) Based on information contained in a Form 4 filed with the SEC on October 10, 2024 and the Schedule 13D/A filed with the SEC on October 4, 2024, PineBridge Global Emerging Markets Partners II, L.P. reported shared voting power and shared dispositive power of 1,719,739 shares and sole voting and sole dispositive power over no shares. John Leone, Kevin Clowe, and Pierre Mellinger serve on a three-member investment committee (the “Investment Committee”) for PineBridge GEM II G.P., L.P. (“GEM II GP”) that manages GEM II GP’s investment activities. GEM II GP is the 100% owner of the sole general partner of PineBridge Global Emerging Markets Partners II, L.P. As a result, GEM II GP and Messrs. Leone, Clowe and Mellinger may be attributed beneficial ownership of the reported shares and each disclaims beneficial ownership of the reported shares except to the extent of its or his pecuniary interest therein. PineBridge Global Emerging Markets Partners II, L.P.’s address is 65 East 55th Street, New York, New York 10022 United States.

(3) Based solely on information contained in a Schedule 13G/A filed with the SEC on February 12, 2024, American Century Capital Portfolios, Inc. ("ACCP") reported sole voting power and sole dispositive power of 940,000 shares, and American Century Investment Management, Inc. (“ACIM”), American Century Companies, Inc. (“ACC”) and Stowers Institute for Medical Research (“Stowers” and together, the “Stowers Group”) reported sole voting power over 1,328,822 shares, sole dispositive power over 1,380,395 shares, and shared voting and shared dispositive power over no shares. ACC is controlled by Stowers, and ACIM is a wholly-owned subsidiary of ACC. ACCP is an investment company. Stowers Group’s address is 4500 Main St., 9th Floor, Kansas City, MO 64111 United States.

(4) Mr. Dechant’s holdings include (a) 206,486 common shares and (b) 95,027 common shares underlying vested stock options.

(5) Mr. Afdahl’s holdings include (a) 50,547 common shares and (b) 28,319 common shares underlying vested stock options.

(6) Ms. Casteel’s holdings include (a) 26,348 common shares and (b) 16,574 common shares underlying vested stock options.

(7) Mr. Dawson's holdings include (a) 14,265 common shares and (b) 18,114 common shares underlying vested stock options.

(8) Mr. Greenwald's holdings include (a) 7,500 common shares.

(9) Ms. Ballou-Aares’ holdings include (a) 12,994 common shares and (b) 2,066 common shares underlying vested stock options.

(10) Ms. Beck’s holdings include 11,500 common shares.

(11) Mr. Jones’ holdings include (a) 12,994 common shares and (b) 10,759 common shares underlying vested stock options.

(12) Mr. Keen’s holdings include (a) 10,020 common shares held directly and (b) 125,679 common shares held by Adia Global LLC. Mr. Keen owns 100% of Adia Global LLC and is deemed to beneficially own its shares.

(13) Mr. Khaishgi’s holdings include (a) 256,575 common shares held directly, (b) 50,068 common shares underlying vested stock options, and (c) 97,312 common shares held by the Khaishgi Allibhoy Family Foundation. Mr. Khaishgi is the trustee of the Khaishgi Allibhoy Family Foundation and is deemed to beneficially own its shares.

(14) Mr. Kleisterlee’s holdings include (a) 23,237 common shares and (b) 2,900 common shares underlying vested stock options.

(1) Total executive officer and director holdings include (a) 871,355 common shares, and (b) 255,424 common shares underlying vested stock options.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. To our knowledge, based solely on a review of such filings and written representations furnished to us, we believe that all required Section 16 reports under the Exchange Act were filed on a timely basis during the year ended June 30, 2024, except that Mr. James Ferrato made a late filing of one Form 4 covering one sales transaction and Mr. Shuja Keen made a late filing of one Form 4 covering one donation to a non-profit entity of 13,000 shares held by Adia Global, LLC. Mr. Keen owns 100% of Adia Global, LLC.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by the Board for use at the Annual Meeting to be held on December 5, 2024 at 4:00 p.m. Eastern Time (5:00 p.m. Atlantic Time), or at any adjournments or postponements thereof.

     Where is the Annual Meeting being held?

    The Board has determined that the Annual Meeting should be held online this year via live audio webcast in order to permit shareholders from any location with access to the Internet to participate. This format also reduces the environmental impact of the Annual Meeting. The Company has endeavored to provide shareholders with the same rights and opportunities for participation in the Annual Meeting online as an in-person meeting.

    How can I participate in and vote at the Annual Meeting Online?

    Shareholders of record as of 5:00 p.m. Eastern Time on October 10, 2024, the record date, are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions, shareholders of record should go to the Annual Meeting website at www.virtualshareholdermeeting.com/IBEX2024, enter the 16-digit control number found on your proxy card and follow the instructions on the website.

If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

The Annual Meeting will begin promptly at 4:00 p.m. Eastern Time (5:00 p.m. Atlantic Time) on December 5, 2024. Online check-in will begin at approximately 3:30 p.m. Eastern Time (4:30 p.m. Atlantic Time), and we encourage you to provide sufficient time before the Annual Meeting begins to check-in. Technicians will be available to assist you with any difficulties you may have accessing the Annual Meeting. We will make a replay of the Annual Meeting available on our Investor Relations website until the next annual meeting.

Shareholders may submit questions before and during the Annual Meeting at the meeting website. We plan to answer as many questions as possible during the time permitted. A list of answers to appropriate investor questions received before and during the Annual Meeting will be available on the Investor Relations page of our website as soon as practicable after the Annual Meeting. More information regarding the question and answer process, including the number and types of questions permitted, the time allotted for questions, and how questions will be recognized, answered, and disclosed, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website before and during the meeting.

What proposals will be addressed at the Annual Meeting?

Shareholders will be asked to consider the following proposals at the Annual Meeting:
Proposal 1 - To vote to set the number of directors of the Company at a maximum of eight directors;
Proposal 2 - To vote to elect the three nominees for director named in this proxy statement to hold office until the earlier of the next annual general meeting or their resignation, death, or removal; and
Proposal 3 - To vote to approve the appointment of Deloitte & Touche LLP as the Company’s auditor and independent registered public accounting firm and authorize the Audit Committee, acting on behalf of the Board, to fix the remuneration of Deloitte & Touche LLP for the fiscal year ended June 30, 2025.
We will also consider any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend that I vote?

Our Board unanimously recommends that shareholders vote “FOR” Proposals 1 and 3 and “FOR” each director nominee.

Who may vote at the Annual Meeting of Shareholders?

Shareholders who owned shares of the Company’s common shares, par value $0.000111650536 per share, as of 5:00 p.m. Eastern Time on October 10, 2024 are entitled to vote at the Annual Meeting. As of the record date, there were 16,765,381 shares of our common shares issued and outstanding.

How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum must be present or represented by proxy. Our Bye-laws provide that, subject to the rules of Nasdaq, the quorum required for a general meeting of shareholders is one or more shareholders present in person or by proxy and representing in excess of 25% of the total issued voting shares in the Company throughout the meeting. Nasdaq listing rules, however, will require the presence in person or by proxy of shareholders representing at least 33 1/3% of the outstanding shares of the Company’s common voting stock to constitute a quorum.

How many votes do I have?

Each share of common shares is entitled to one vote on each matter that comes before the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company. The Company’s transfer agent and registrar is Broadridge Corporate Issuer Solutions, Inc. ("Broadridge").

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are typically contained in a “voter instruction form.”

What is the proxy card?

The proxy card enables you to appoint Robert Dechant, our Chief Executive Officer, and Christy O’Connor, our Chief Legal Officer and Assistant Secretary, as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing Mr. Dechant and Ms. O’Connor to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the Annual Meeting date in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

If I am a shareholder of record of the Company’s shares, how do I vote?

Before the Annual Meeting, you may vote:

    ●    By mail, by completing, signing, and dating your proxy card
    ●    Online at www.proxyvote.com
    ●    By telephone, at 1-800-690-6903

    During the Annual Meeting, you may vote online at www.virtualshareholdermeeting.com/IBEX2024.

If I am a beneficial owner of shares held in street name, how do I vote?

    Beneficial owners should check their voting instruction form for how to vote in advance of and how to participate in the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but are not permitted to vote on certain proposals and may elect not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the Annual Meeting. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a ‘broker non-vote’ for the matters on which the broker does not vote. Broker non-votes will be considered as present for quorum purposes, but they are not considered as votes cast and will not be counted in determining the outcome of the vote on any of the other proposals.

What vote is required to elect directors?

Directors are elected by the affirmative votes of a majority of the votes cast at the Annual Meeting.

Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

What vote is required to approve Proposals 1 and 3?

Approval of Proposals 1 and 3 requires the affirmative votes of a majority of the votes cast at the Annual Meeting.

Abstentions and broker non-votes will not affect the outcome of the vote on these proposals.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting online and voting. Your attendance at the Annual Meeting online will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Assistant Secretary at 202 6th Street, Unit 401, Castle Rock, CO 80104 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a brokerage firm, bank, or other nominee, you must instruct your broker, bank, or other nominee that you wish to change your vote by following the procedures on the voting instruction form provided to you by the broker, bank, or other nominee.

What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees and “FOR” each of Proposals 1 and 3.

Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by Broadridge and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common shares, represented by properly submitted proxies, will be voted by the proxy holders in accordance with the recommendations of our Board.

Submission of Shareholder Proposals for the 2025 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the shareholders at next year’s annual general meeting of shareholders (the “2025 Annual Meeting”), it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company at its offices at 1717 Pennsylvania Avenue NW, Suite 825, Washington, D.C. 20006 no later than the close of business (5 p.m. Eastern Time) on June 30, 2025.

Non-Rule 14a-8 Proposals. For any proposal to be considered at the 2025 Annual Meeting or to nominate one or more directors, and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareholder must give advance written notice to the Company at its offices at 1717 Pennsylvania Avenue NW, Suite 825, Washington, D.C. 20006 by September 13, 2025, as required by SEC Rule 14a-4(c)(1).

Universal Proxy Nominations. To comply with the universal proxy rules, if a shareholder intends to solicit proxies in support of director nominees, then our Assistant Secretary must receive proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act to the Assistant Secretary at 1717 Pennsylvania Avenue NW, Suite 825, Washington, D.C. 20006 by October 6, 2025 (or, if the 2025 Annual Meeting is called for a date that is more than 30 days before or more than 30 days after such anniversary date, then notice must be provided not later than 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2025 Annual Meeting is first made by the Company).

Bermuda Law Proposals. In addition, Section 79 of the Companies Act provides that (i) any number of shareholders representing not less than 5% of the total voting power of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of notice, we shall, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of such proposed resolution. To be timely, the proposal requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by notice deposited at our registered office in the manner provided by the Companies Act.

Householding Information

Unless we have received contrary instructions, we may send a single copy of the proxy materials to any household at which two or more shareholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and can benefit the environment. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together, both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions: If the shares are registered in the name of the shareholder, the shareholder should contact Christy O’Connor at our offices by sending a written request to 202 6th Street, Unit 401, Castle Rock, CO 80104 or by calling 202-702-4478, to inform us of his or her request; or if a bank, broker, or other nominee holds the shares, the shareholder should contact the bank, broker, or other nominee directly.
Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s website, located at http://www.sec.gov.

We will provide without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended June 30, 2024, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to Christy O’Connor, Assistant Secretary, IBEX Limited, 202 6th Street, Unit 401, Castle Rock, CO 80104.

APPENDIX A

Non-GAAP Measures

Non-GAAP Financial Measures

We present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance and liquidity. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance, as we believe that these non-GAAP financial measures provide a more helpful depiction of our performance of the business by encompassing only relevant and manageable events, enabling us to evaluate and plan more effectively for the future. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our operating results as reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Non-GAAP financial measures and ratios are not measurements of our performance, financial condition or liquidity under U.S. GAAP and should not be considered as alternatives to operating profit or net income / (loss) or as alternatives to cash flow from operating, investing or financing activities for the period, or any other performance measures, derived in accordance with U.S. GAAP.

Adjusted net income, adjusted net income margin, and adjusted earnings per share

Adjusted net income is a non-GAAP profitability measure that represents net income before the effect of the following items: non-recurring expenses (including domestic filer conversion and legal and settlement costs), severance costs, impairment losses, warrant contra revenue, foreign currency gains, share-based compensation expense, gain on sale of subsidiaries, and loss on lease terminations, net of the tax impact of such adjustments. We define adjusted net income margin as adjusted net income divided by revenue. We define adjusted earnings per share as adjusted net income divided by weighted average diluted shares outstanding.

We use adjusted net income, adjusted net income margin, and adjusted earnings per share internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance. We believe that adjusted net income, adjusted net income margin, and adjusted earnings per share are meaningful indicators of performance as it reflects what we believe is closer to the actual results of our business performance by removing items that we believe are not reflective of our underlying business. We also believe that adjusted net income, adjusted net income margin, and adjusted earnings per share may be widely used by investors, securities analysts and other interested parties as a supplemental measure of performance.

Adjusted net income, adjusted net income margin, and adjusted earnings per share may not be comparable to other similarly titled measures of other companies and have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our operating results as reported under U.S. GAAP. Because of these limitations, investors should consider adjusted net income, adjusted net income margin, and adjusted earnings per share in conjunction with other U.S. GAAP financial performance measures, including net income from operations and net income, among others.

The following table provides a reconciliation of net income and net income margin to adjusted net income and adjusted net income margin, and diluted earnings per share to adjusted earnings per share for the years presented:

	Year ended June 30,
($000s, except per share amounts)	2024	2023
Net income	$33,655	$31,582
Net income margin	6.6%	6.0%

Non-recurring expenses	—	2,224
Severance costs	1,621	—
Impairment losses	1,532	—
Warrant contra revenue	1,183	1,090
Foreign currency gains	(1,815)	(801)
Share-based compensation expense	3,765	4,606
Gain on sale of subsidiaries	—	(246)
Loss on lease terminations	—	251
Total adjustments	$6,286	$7,124
Tax impact of adjustments(1)	(1,590)	(1,760)
Adjusted net income	$38,351	$36,946
Adjusted net income margin	7.5%	7.1%

Diluted earnings per share	$1.84	$1.67
Per share impact of adjustments to net income	0.26	0.28
Adjusted earnings per share	$2.10	$1.96

Weighted average diluted shares outstanding	18,255	18,893

(1) The tax impact of each adjustment is calculated using the effective tax rate in the relevant jurisdictions

EBITDA, adjusted EBITDA, and adjusted EBITDA margin

EBITDA is a non-GAAP profitability measure that represents net income before the effect of the following items: interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before the effect of the following items: non-recurring expenses (including domestic filer conversion and legal and settlement costs), severance costs, impairment losses, interest income, warrant contra revenue, foreign currency gains, share-based compensation expense, gain on sale of subsidiaries, and loss on lease terminations. Adjusted EBITDA margin is a non-GAAP profitability measure that represents adjusted EBITDA divided by revenue.

We use EBITDA, adjusted EBITDA, and adjusted EBITDA margin internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance. We may use adjusted EBITDA as a vesting trigger in some performance-based restricted stock units. We believe that EBITDA, adjusted EBITDA and adjusted EBITDA margin are meaningful indicators of the health of our business as they provide additional information to investors about certain non-cash or non-recurring charges that we believe may not continue at the same level in the future or be reflective of our long-term performance. We also believe that EBITDA, adjusted EBITDA and adjusted EBITDA margin are widely used by investors, securities analysts, and other interested parties as a supplemental measure of performance.

EBITDA, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our operating results as reported under U.S. GAAP. Some of these limitations are as follows:

•although depreciation and amortization expense is a non-cash charge, the assets being depreciated and amortized may have to be replaced in the future. EBITDA, adjusted EBITDA and adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA, adjusted EBITDA and adjusted EBITDA margin are not intended to be a measure of free cash flow for our discretionary use, as they do not reflect: (i) changes in, or cash requirements for, our working capital needs; (ii) debt service requirements; (iii) tax payments that may represent a reduction in cash available to us; and (iv) other cash costs that may recur in the future;
•other companies, including companies in our industry, may calculate similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, investors should consider EBITDA, adjusted EBITDA and adjusted EBITDA margin in conjunction with U.S. GAAP financial performance measures, including cash flows from operating activities, investing activities and financing activities, net income, net income margin, and other financial results.

The following table provides a reconciliation of net income and net income margin to EBITDA, adjusted EBITDA and adjusted EBITDA margin for the years presented:

	Year ended June 30,
($000s)	2024	2023
Net income	$33,655	$31,582
Net income margin	6.6%	6.0%

Interest expense	514	792
Income tax expense	7,331	8,744
Depreciation and amortization	19,461	18,985
EBITDA	$60,961	$60,103
Non-recurring expenses	—	2,224
Severance costs	1,621	—
Impairment losses	1,532	—
Interest income	(2,071)	(640)
Warrant contra revenue	1,183	1,090
Foreign currency gains	(1,815)	(801)
Share-based compensation expense	3,765	4,606
Gain on sale of subsidiaries	—	(246)
Loss on lease terminations	—	251
Adjusted EBITDA	$65,176	$66,587

Adjusted EBITDA margin	12.8%	12.7%

Free cash flow

Free cash flow is a non-GAAP liquidity measure that represents net cash provided by operating activities less capital expenditures. While we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity position in the same manner as our management, our use of free cash flow has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Further, other companies, including companies in our industry, may adjust their cash flows differently, which may reduce the value of free cash flow as a comparative measure. The following table reconciles net cash provided by operating activities to free cash flow, for the years presented:

	Year ended June 30,
($000s)	2024	2023
Net cash provided by operating activities	$35,900	$41,859
Less: capital expenditures	8,855	18,952
Free cash flow	$27,045	$22,907

Net cash

Net cash is a non-GAAP liquidity measure that represents cash and cash equivalents less total debt. We believe that net cash provides useful information to investors in understanding and evaluating our ability to pay off debt. Our use of net cash has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Further, other companies, including companies in our industry, may adjust their cash or debt differently, which may reduce the value of net cash as a comparative measure.

Net cash is calculated below:

($000s)	June 30, 2024	June 30, 2023
Cash and cash equivalents	$62,720	$57,429

Debt
Current	$660	$413
Non-current	867	600
Total debt	$1,527	$1,013
Net cash	$61,193	$56,416

IBEX LIMITED
CRAWFORD HOUSE, 50 CEDAR AVENUE
HAMILTON HM11
BERMUDA

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 4, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IBEX2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 4, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V58440-P19638 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IBEX LIMITED

The Board of Directors recommends you vote FOR the following proposals and nominees:	**For**	**Against**	**Abstain**
1. To set the number of Directors at a maximum of eight (8).	☐	☐	☐
2. The Election of Directors:			
2a. Mohammed Khaishgi	☐	☐	☐
2b. Shuja Keen	☐	☐	☐
2c. Fiona Beck	☐	☐	☐
3. To approve the appointment of Deloitte & Touche LLP as the Company's auditor and independent registered public accounting firm and authorize the Audit Committee, acting on behalf of the Board, to fix the remuneration of Deloitte & Touche LLP for the fiscal year June 30, 2025.	☐	☐	☐

NOTE: Such proxy to remain valid and effective at any adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The meeting materials, including the Proxy Statement and the Ibex Limited Annual Report, are available at www.proxyvote.com.

V58441-P19638

IBEX LIMITED
2024 Annual Meeting of Shareholders
December 5, 2024 4:00 PM EST
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Ms. Christy O'Connor and Mr. Robert Dechant, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Stock of IBEX LIMITED that the shareholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2024 Annual Meeting of Shareholders to be held at 4:00 PM EST on December 5, 2024, virtually at www.virtualshareholdermeeting.com/IBEX2024 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy upon any other matters that may properly come before the meeting or any adjournments or postponements thereof. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendation.

Continued and to be signed on reverse side